EXHIBIT 23.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 22 to Form S-11 Registration Statement (No. 333-196886) and related Prospectus of Jones Lang LaSalle Income Property Trust, Inc. and to the incorporation by reference therein of our report dated March 13, 2015, with respect to the consolidated financial statements of MIRELF IV NYC Core Retail Liquidity AIV, LP and Subsidiary for the year ended December 31, 2014, included in its Current Report (Form 8-K/A) dated January 12, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

April 6, 2018